================================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): November 5, 1998




                                 THE PANTRY, INC.
              (Exact name of registrant as specified in its charter)

           Delaware                   33-72574               56-1574463
(State or other jurisdiction    (Commission File No.)      (I.R.S. Employer
      of incorporation)                                  Identification Number)



        1801 Douglas Drive, P.O. Box 1410, Sanford, North Carolina 27330
                    (Address of principal executive offices)


                                  (919) 774-6700
               (Registrant's telephone number, including area code)



                                       N/A
          (Former name or former address, if changed since last report)




================================================================================

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

            On November 5, 1998, The Pantry, Inc. (the "Company") acquired, in a negotiated acquisition, certain of the assets of each of Express Stop, Inc. ("Express Stop"), Bryan Oil Company, Inc. ("Bryan Oil"), Market Express of Shallote, Inc. ("Market Express") and Lennon Oil Company ("Lennon Oil," along with Express Stop, Bryan Oil and Market Express, sometimes referred to herein collectively as the "Sellers") including, but not limited to, twenty-two (22) convenience stores located in North Carolina and South Carolina. The purchase price was $20,280,000 in cash plus Inventory at Cost (as those terms are defined in the Asset Purchase Agreement dated September 28, 1998, as amended on November 5, 1998, by and among Express Stop, Bryan Oil, Market Express, Lennon Oil and the Company (the "Asset Purchase Agreement")). The Company intends to continue to operate the assets of the Sellers as they have historically been operated. The source of funds for the acquisition of the Sellers was (i) the Company's bank credit facility (the "Credit Facility") and (ii) cash on hand.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

            (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  1) Express Stop Financial Statements as of December 31, 1997 and the year then ended and Unaudited Interim Financial Statements as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997:

                              a)    Report of Independent Auditors
                              b)    Balance Sheet
                              c)    Statement of Income
                              d)    Statement of Retained Earnings
                              e)    Statement of Cash Flows
                              f)    Notes to Financial Statements

            (b)   PRO FORMA FINANCIAL INFORMATION.

                  1)    Introduction to Unaudited Pro Forma Financial Data
                  2) Unaudited Pro Forma Balance Sheet Data as of June 25, 1998 and Accompanying Notes
                  3) Unaudited Pro Forma Statement of Operations Data for the Nine-Months Ended June 25, 1998
                  4) Unaudited Pro Forma Statement of Operations Data for the Year Ended September 25, 1997 and Accompanying Notes

            (c)   EXHIBITS.

                  Exhibit No. Description of Exhibit

                  2.1 Asset Purchase Agreement dated September 28, 1998, as amended on November 5, 1998, by and among Express Stop, Bryan Oil, Market Express, Lennon Oil and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

                  2.2 List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit 2.1 hereof (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

                               EXPRESS STOP, INC.

                                FINANCIAL REPORT


                                DECEMBER 31, 1997

                          INDEX TO FINANCIAL STATEMENTS

                                                             Page

REPORT OF INDEPENDENT AUDITORS                                 1

FINANCIAL STATEMENTS

  Balance sheet                                                2
  Statement of income                                          3
  Statement of retained earnings                               3
  Statement of cash flows                                      4
  Notes to financial statements                              5 - 10

                          REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Express Stop, Inc.
Fayetteville, North Carolina

      We have audited the accompanying balance sheet of Express Stop, Inc. as of December 31, 1997, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the representation of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Express Stop, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.






/s/ GRIFFIN, MAXWELL, & FRAZELLE, P.A.
Fayetteville, North Carolina
September 25, 1998

                                EXPRESS STOP, INC.

                                  BALANCE SHEET
                              (dollars in thousands)

                                                                    June 30,
                                                     December 31,     1998
            ASSETS                                      1997      (Unaudited)
                                                     -----------  -----------

CURRENT ASSETS
  Cash and cash equivalents (Note 2)                 $     1,654  $     1,527
  Certificates of deposit                                    279          283
  Accounts receivable: (Note 5)
    Trade                                                     36          114
    Merchandise distributors                                 353          396
    Credit cards                                             190           70
  Inventories (Notes 3 and 5)                              1,364        1,260
  Prepaid expenses and other                                  34          113
                                                     -----------  -----------

            Total current assets                           3,910        3,763
                                                     -----------  -----------

LONG-TERM RECEIVABLES AND OTHER ASSETS
  Environmental remediation receivables (Note 11)          1,100        1,100
  Advances to affiliated companies, unsecured                116          247
  Investment in partnership (Note 4)                         109          125
  Other (Note 12)                                             77          283
                                                     -----------  -----------
                                                           1,402        1,755
                                                     -----------  -----------

PROPERTY AND EQUIPMENT (Note 5)
  Equipment                                                4,387        4,219
  Vehicles                                                   160          137
  Leasehold improvements                                     914          816
  Construction and equipment installations in
    progress                                                 -            484
                                                     -----------  -----------
                                                           5,461        5,656
  Less accumulated depreciation and amortization           3,337        3,392
                                                     -----------  -----------

                                                           2,124        2,264
                                                     -----------  -----------


                                                     $     7,436  $     7,782
                                                     ===========  ===========



See Notes to Financial Statements.

                                                                   June 30,
                                                     December 31,    1998
  LIABILITIES AND STOCKHOLDERS' EQUITY                  1997      (Unaudited)
                                                     -----------  -----------
CURRENT LIABILITIES
  Current maturities of long-term debt (Note 5)      $       177  $       189
  Accounts payable:
    Trade                                                  2,151        2,266
    Other                                                     69           69
  Accrued expenses:
    Salaries                                                 185          100
    Profit sharing                                            25          -
    Other                                                     58           65
                                                     -----------  -----------

            Total current liabilities                      2,665        2,689
                                                     -----------  -----------

LONG-TERM DEBT, less current maturities (Note 5)           1,073        1,159
                                                     -----------  -----------

OTHER NONCURRENT LIABILITIES
  Environmental remediation liabilities (Note 11)          1,100        1,100
  Deferred income, net (Note 7)                               81           79
  Other                                                       56           56
                                                     -----------  -----------
                                                           1,237        1 235
                                                     -----------  -----------

COMMITMENTS AND CONTINGENCIES
  (Notes 9 and 11)

STOCKHOLDERS' EQUITY
  Common stock, par value $15 per share,
    authorized and issued 2,000 shares                        30           30
  Retained earnings                                        2,431        2,669
                                                     -----------  -----------

                                                           2,461        2,699
                                                     -----------  -----------

                                                     $     7,436  $     7,782
                                                     ===========  ===========

                              EXPRESS STOP, INC.                               3

                               STATEMENT OF INCOME
                             (dollars in thousands)


                                                         Six Months Ended
                                                     ------------------------
                                                       June 30,     June 30,
                                        December 31,     1998         1997
                                           1997      (Unaudited)  (Unaudited)
                                        -----------  -----------  -----------
Revenues:
  Merchandise sales                     $    18,439  $    10,455  $     8,553
  Fuel sales (Note 6)                        29,984       13,670       14,820
  Video sales                                 1,432          778          650
  Commissions and other (Note 10)               347          214          185
                                        -----------  -----------  -----------
                                             50,202       25,117       24,208
                                        -----------  -----------  -----------
Cost of sales:
  Merchandise                                13,960        7,971        6,419
  Fuel (Note 6)                              27,222       12,421       13,626
                                        -----------  -----------  -----------
                                             41,182       20,392       20,045
                                        -----------  -----------  -----------

            Gross Profit                      9,020        4,725        4,163
                                        -----------  -----------  -----------
Operating expenses: (Notes 7, 8, 9
  and 10)
  Store expenses                              5,291        2,469        2,514
  General and administrative                    851          430          407
  Depreciation and amortization                 753          391          342
                                        -----------  -----------  -----------
                                              6,895        3,290        3,263
                                        -----------  -----------  -----------

Income from operations                        2,125        1,435          900
                                        -----------  -----------  -----------

Financial revenue (expense):
  Interest and dividends                         49           42           18
  Interest expense                             (122)         (49)         (66)
  Gain on sale of equipment                       5           43            8
  Equity in partnership earnings
    (Note 4)                                     42           16           19
                                        -----------  -----------  -----------
                                                (26)          52          (21)
                                        -----------  -----------  -----------
Net income                              $     2,099  $     1,487  $       879
                                        ===========  ===========  ===========

                                EXPRESS STOP, INC.

                          STATEMENT OF RETAINED EARNINGS
                              (dollars in thousands)

                                                         Six Months Ended
                                                     ------------------------
                                                       June 30,     June 30,
                                        December 31,     1998         1997
                                           1997      (Unaudited)  (Unaudited)
                                        -----------  -----------  -----------

Balance, beginning                      $     1,370  $     2,431  $     1,370
Net income                                    2,099        1,487          879
Less cash dividends on common stock,
  $519.00, $625.00, and $244.00 per
  share, respectively                        (1,038)      (1,249)        (487)
                                        -----------  -----------  -----------

Balance, ending                         $     2,431  $     2,669  $     1,762
                                        ===========  ===========  ===========

See Notes to Financial Statements.

                                EXPRESS STOP, INC.

                             STATEMENT OF CASH FLOWS
                              (dollars in thousands)


                                                         Six Months Ended
                                                     -------------------------
                                                       June 30,     June 30,
                                         December 31,     1998         1997
                                            1997      (Unaudited)  (Unaudited)
                                        -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers          $    49,723  $    24,900  $    23,870
  Cash paid to suppliers and employees      (47,037)     (23,247)     (22,708)
  Other operating revenue                       347          214          214
  Interest and dividends received                49           42           18
  Interest paid                                (122)         (49)         (66)
                                        -----------  -----------  -----------

            Net cash provided by
              operating activities            2,960        1,860        1,328
                                        -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of certificates of deposit          (161)          (4)          (7)
  Advances to affiliated companies              (26)        (131)         (58)
  Purchase of property and equipment           (689)        (744)        (391)
  Proceeds from sale of equipment                19          104            5
  Partnership distributions received             42          -             15
  Other                                         -            (61)          12
                                        -----------  -----------  -----------

            Net cash used in
              investing activities             (815)        (836)        (424)
                                        -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings           -             391          190
  Principal payments on long-term
    borrowings                                 (81)         (293)        (127)
  Repayments to affiliates                    (195)          -            -
  Dividend payments to shareholders         (1,038)       (1,249)        (487)
                                        -----------  -----------  -----------

            Net cash used in
              financing activities          (1,314)       (1,151)        (424)
                                        -----------  -----------  -----------

Net increase (decrease) in cash and
  cash equivalents                             831          (127)         480

Cash and cash equivalents at beginning
  of period                                    823         1,654          823
                                        -----------  -----------  -----------

Cash and cash equivalents at end of
  period                               $     1,654   $     1,527  $     1,303
                                       ===========   ===========  ===========






See Notes to Financial Statements.

                                                         Six Months Ended
                                                     ------------------------
                                                       June 30,     June 30,
                                        December 31,     1998         1997
                                           1997      (Unaudited)  (Unaudited)
                                        -----------  -----------  -----------
RECONCILIATION OF NET INCOME TO NET
  CASH PROVIDED BY OPERATING ACTIVITIES
    Net income                          $     2,099  $     1,487  $       879
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Depreciation and amortization             773          398          352
      Distributive share of partnership
        income                                  (42)         (16)         (19)
      Gain on sale of assets                     (5)         (43)          (8)
      Change in assets and liabilities:
        Accounts receivable                    (257)          (1)        (124)
        Inventory                              (208)         104          (28)
        Prepaid expenses                         29          (79)          23
        Deposits                                134          -            -
        Other assets                            (43)         -            -
        Accounts payable                        410          115          293
        Accrued expenses                         37         (103)         (40)
        Deferred income                          33           (2)         -
                                        -----------  -----------  -----------

            Net cash provided by
              operating activities      $     2,960  $     1,860  $     1,328
                                        ===========  ===========  ===========

                              EXPRESS STOP, INC.                               5

                         NOTES TO FINANCIAL STATEMENTS

Note 1.     Nature of Business and Significant Accounting Policies

            Nature of business:

               The Company's operations consist primarily of the operation of convenience stores located in North and South Carolina.

            A summary of the Company's significant accounting policies follows:

              Estimates:

                The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

              Statements of cash flows:

                For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

              Financial instruments:

                The carrying value of cash, receivables and accounts payable approximate fair value due to the short maturity of these instruments. The fair value of investment in partnership is not subject to estimation because of its illiquid nature. The fair values of long-term debt, which are approximately equal to their carrying values, are estimated based on interest rates commercially available for the same or similar debt.

              Inventories:

                Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

              Property and equipment:

                Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is provided primarily by the use of accelerated methods over the estimated useful lives of the assets.

              Impairment of assets:

                The Company reviews long-lived assets on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation were required, the projected future undiscounted cash flows attributable to each store would be compared to the carrying value of the long-lived assets of that store to determine if a write-down to fair value is required.

              Investment in partnership:

                Investment in partnership is accounted for using the equity method. The initial investment was recorded at cost. Subsequently, the carrying amount has been increased to reflect the Company's share of income, and has been reduced to reflect the Company's share of losses and cash distributions.

                         NOTES TO FINANCIAL STATEMENTS

              Advertising:

                The Company expenses advertising as incurred. Advertising expense was $57,000 for the year ended December, 31, 1997.

              Income taxes:

                The Company, with the consent of its stockholders, has elected to be taxed under sections of the federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporation income taxes.

              Unaudited interim financial statements

                The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Note 2.     Cash

            The Company maintains cash deposits in several commercial banks. The amounts on deposit at December 31, 1997 exceeded the insurance limits provided by the Federal Deposit Insurance Corporation by approximately $1,667,000.

Note 3.     Inventories

               Inventories consist of the following: (in thousands)

                                                                    June 30,
                                                     December 31,     1998
                                                         1997     (Unaudited)
                                                     -----------  -----------
                Merchandise                          $       987  $       905
                Fuel                                         377          355
                                                     -----------  -----------
                                                     $     1,364  $     1,260
                                                     ===========  ===========


Note 4.     Investment in Partnership

            The Company owns a 50% interest in a general partnership (Mexican Express) which sells branded food items in two of the Company's store locations. The Company has included $43,000 of income in the statement of operations for the year ended December 31, 1997.

Note 5.     Line of Credit and Long-Term Debt

            The Company, its stockholders and an affiliated partnership have been granted a financing arrangement which provides for 1) a term loan up to $1,700,000, payable $23,500 per month including interest;
            2) a term loan up to $950,000, payable $12,500 per month including interest; 3) a term loan up to $750,000, payable $9,900 per month including interest; and 4) a line of credit of up to $500,000 payable accrued interest only per month with credit line due upon demand. Interest on the first two advances is calculated at LIBOR rate plus 2.15%. Interest on the third and fourth advances is calculated at LIBOR rate plus 2.00%. Collateral includes equipment with a cost of $2,719,000 and a book value of $1,103,000, inventory

                          NOTES TO FINANCIAL STATEMENTS

            with a book value of $575,000, accounts receivable of $288,000, deed of trust on property owned by affiliates, and the personal guarantee of the stockholders. Total advances to all parties to this agreement amounted to $1,805,000 as of December 31, 1997. All of these advances were made subject to the term loan agreements described in
            1) and 2) above.

            Long-term debt consists of the following as of December 31, 1997:
            (in thousands)

              Outstanding advances under the above
                financing agreement                               $     1,190

              Note payable to bank, due in monthly
                installments of $435 including
                interest at 7.59% to September, 2006
                collateralized by equipment with a
                book value of $61,000 and a deed of
                trust on real estate owned by the
                stockholders                                               33

              Note payable to utility company, due
                in monthly installments of $1,082
                including interest at 7% to March,
                2000. Collateralized by equipment
                with a book value of $22,000                               27
                                                                  -----------
                                                                        1,250

                Less current maturities                                   177
                                                                  -----------

                                                                  $     1,073
                                                                  ===========


            The prime rate of interest was 8.50% and the LIBOR rate was 5.95% as of December 31, 1997.

            Approximate principal maturities of long-term debt for the years following December 31, 1997 are as follows: (in thousands)

                     1998                                         $       177
                     1999                                                 192
                     2000                                                 197
                     2001                                                 210
                     2002                                                 227
                     Later                                                247
                                                                  -----------
                                                                  $     1,250
                                                                  ===========

            As of June 30, 1998, the Company and its stockholders and affiliates had borrowed $750,000 subject to the term loan agreement described in 3) above and $300,000 subject to the line of credit described in
            4) above, to finance the construction and equipping of two additional stores. (Unaudited)

Note 6.     Excise and Use Taxes

            The Company collects and remits various Federal and State excise and use taxes on petroleum products. Sales and cost of sales included approximately $9,655,000 of such taxes for the year ended December 31, 1997.

                         NOTES TO FINANCIAL STATEMENTS

Note 7.     Deferred Income

            The Company has received funds from a major oil company in conjunction with a modernization assistance program to help pay for new or newly modernized retail outlets. The Company opened one such outlet in 1994, two in 1996, and one in 1997. Amounts received are amortized over 15 years. The unamortized amount is refundable to the oil company if the Company changes brands of gasoline carried. As of December 31, 1997 accumulated amortization was $12,500, and $7,000 was credited to expense in 1997.

Note 8.   Defined Contribution Retirement Plan

            The Company has adopted a defined contribution retirement plan covering all employees who have completed three years of service. Contributions totaled $25,000 for the year ended December 31, 1997.

Note 9.     Lease Commitments and Rental Expense

            The Company leases store buildings, land, store equipment and office facilities under operating leases. The real estate leases require the payment by the Company of property taxes, utilities and routine maintenance.

            Rent expense for operating leases of real estate and equipment amounted to $725,000 and $257,000, respectively for the year ended December 31, 1997.

            Future minimum lease payments as of December 31, 1997 for operating leases with an initial or remaining term in excess of one year are as follows: (in thousands)

                                                     Real Estate   Equipment
                                                     -----------  -----------
                     1998                            $       700  $       160
                     1999                                    521          107
                     2000                                    437            7
                     2001                                    437          -
                     2002                                    408          -
                     Thereafter                            2,031          -
                                                     -----------  -----------
                                                     $     4,534  $       274
                                                     ===========  ===========

Note 10.    Related Party Transactions

            The majority of the above leases are with the stockholders or with entities controlled by the stockholders. Rents paid under these real estate and equipment leases amounted to $583,000 and $195,000, respectively for the year ended December 31, 1997.

            Commissions and other income include $80,000 paid to the Company by entities controlled by the stockholders, for accounting, data processing and administrative services provided.

Note 11.    Commitments and Contingencies

            The State of South Carolina Administrative Law Judge Division has affirmed a decision by the Department of Revenue to revoke the business license of one of the Company's stores because of an alleged violation of the South Carolina Video Games Machine Act. The Company has appealed this action, and the order has been stayed by the Court of Common Pleas for Richmond County, South Carolina. No further action has been taken or is expected, and the Company does not anticipate that any material loss will be incurred.

                         NOTES TO FINANCIAL STATEMENTS

            The South Carolina Department of Health and Environmental Control has made inquiries about a third party settlement received by the Company for damages incurred by the faulty supply and installation of petroleum tanks and equipment at one of its stores. The purpose of the inquiry is to determine if any outside funding source would have to be exhausted prior to payment of future remediation costs at this site. No action has been taken or is expected to be commenced, and the Company intends to vigorously contest this matter if it is asserted in the future. The Company has deferred $56,000 of the settlement received from the third party. Legal counsel has estimated that the potential loss, although unlikely, could range from $0 to $82,000 in excess of the deferral.

            The Company is involved in certain other legal proceedings arising in the course of normal business activities. In the opinion of management, the ultimate settlement of these proceedings will not have a material adverse effect on the financial statements.

            The shareholders have contracted for the construction of two new store buildings in the total amount of $1,335,000. None of these funds were expended as of December 31, 1997.

            The Company is subject to Federal and state environmental laws and regulations governing the use and maintenance of underground storage tanks (USTs). These laws and regulations require expenditures for compliance, and establish requirements for the installation and upgrading of tank systems, continual monitoring and inspection, recordkeeping, identification of leaking or otherwise defective tank systems, and possible corrective actions.

            The Environmental Protection Agency has required that leak detection procedures be implemented at all stores, and that corrosion protection and overfill/spill prevention devices be installed by the end of 1998. The Company anticipates that it will meet the 1998 deadline for all of its USTs.

            North and South Carolina have established trust funds for the sharing, recovery, and reimbursement of costs incurred as a result of releases from USTs. The Company participates in these programs by virtue of the payment of registration fees on each UST and taxes on the purchase of motor fuels. The trust funds essentially provide insurance of up to $1,000,000 per site for cleanup of environmental contamination, exclusive of per-site deductibles, contamination which occurred prior to the establishment of the trusts, and the removal and disposal of defective USTs.

            As of December 31, 1997, the Company is responsible for the remediation of contamination at six sites. $1,100,000 has been accrued for these estimated future remediation costs. The Company expects to recover all of these expenditures from either trust funds ($750,000) or insurance companies ($350,000). Reimbursement from the state trust funds will be dependent on the continued financial viability of the funds.

            Although the Company is not aware of releases or contamination at other locations which it operates, any such event could require material remediation costs, some or all of which may not be reimbursable from trust funds, insurance or other third parties.

                                                                              10
                         NOTES TO FINANCIAL STATEMENTS

Note 12.    Subsequent Events

            In May 1998, the Company sold its store operation located in Mebane, North Carolina to an unrelated third party. The sales price was $240,000 for fixtures and equipment and $50,000 for inventory, and a gain of $33,000 was realized upon completion of the transaction. The Company took a note receivable from the buyer, collateralized by a security agreement on the assets acquired, in the amount of $145,000, repayable in sixty monthly installments of $2,940 including interest at 8.00%.

            At September 25, 1998, the Company has reached an agreement in principal to sell substantially all of its operating assets to The Pantry, Inc. The sales price is $20,300,000 plus the cost of inventory acquired. $2,500,000 of the purchase price is subject to an escrow agreement until March 2006, and may be forfeited upon the occurrence of specific events or conditions relating to the operating of video poker machines in the State of South Carolina.

                        UNAUDITED PRO FORMA FINANCIAL DATA

                INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma consolidated financial data (the "Unaudited Pro Forma Financial Data") of the Company have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes.

The Unaudited Pro Forma Financial Data give effect to the November 5, 1998 acquisition of certain assets of Express Stop, Inc. ("Express Stop") and certain affiliated companies (Bryan Oil Company, Inc., Market Express of Shallotte, Inc. and Lennon Oil Company, collectively referred to "Affiliates") (the "Express Stop Acquisition") including, but not limited to, twenty-two (22) convenient stores located throughout North Carolina and South Carolina. Total consideration paid was approximately $21.7 million. The purchase price of the Express Stop Acquisition was financed by the proceeds of $7.0 million from the Company's existing bank credit facility (the "Credit Facility"), cash on hand, and proceeds from sale-leaseback transactions totaling approximately $9.0 million.


The Unaudited Pro Forma Financial Data also give effect to the following:

o The July 16, 1998 acquisition of certain assets of Stallings Oil Company, Inc. ("Stallings") including, but not limited to, forty-one (41) convenience stores located throughout North Carolina and Virginia (the "Stallings Acquisition"). Total consideration paid was approximately $28.6 million.

o The July 2, 1998 acquisition of certain assets of Quick Stop Food Mart, Inc. ("Quick Stop") including, but not limited to, seventy-five (75) convenience stores located throughout North Carolina and South Carolina (the "Quick Stop Acquisition"). Total consideration paid was approximately $54.8 million.

     The Quick Stop and Stallings Acquisitions were financed by proceeds of $50.0 million from the Credit Facility, cash on hand, and an equity contribution of $25.0 million in the aggregate by existing shareholders of the Company (the "Equity Investment").



o The October 23, 1997 purchase of all of the common stock of Lil' Champ Food Stores, Inc. ("Lil' Champ") for $135.9 million (net of cash acquired), including the repayment of $10.7 million in outstanding indebtedness of Lil' Champ (the "Lil' Champ Acquisition"). Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 479 stores are located primarily in northern Florida and Georgia. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expense of the Lil' Champ acquisition were financed with the proceeds from the offering of $200.0 million, 10 1/4% Senior Subordinated Notes due 2007 (the "Offering"), cash on hand and the purchase by existing stockholders and management of the Company of an additional $32.4 million of the Company's capital stock in connection with the Lil' Champ Acquisition.

Additionally, the Unaudited Pro Forma Financial Data also give effect to October 23, 1997 purchase of $51.0 million in principal amount of the Company's 12% Series B Senior Notes due 2000 (the "Senior Notes") at a purchase price of 110% of the aggregate principal amount of each tendered Senior Note plus accrued and unpaid interest up to, but not including, the date of purchase (the "Tender Offer"). The Company obtained consents (the "Consent Solicitation") from the holders of the Senior Notes.

The Unaudited Pro Forma Balance Sheet Data gives effect to the Express Stop Acquisition, Stallings Acquisition and Quick Stop Acquisition and the Equity Investment as if these transactions occurred as of June 25, 1998. The Unaudited Pro Forma Statement of Operations Data gives effect to the Express Stop Acquisition, Stallings Acquisition, Quick Stop Acquisition, Lil' Champ Acquisition, Offering, Tender Offer and Consent Solicitation and those discussed in the accompanying notes as if the transactions occurred at the beginning of each period presented. The Unaudited Pro Forma Financial Data do not give effect to any transactions other than the Express Stop Acquisition, Stallings Acquisition, Quick Stop Acquisition, Lil' Champ Acquisition, Offering, Equity Investment, Tender Offer and Consent Solicitation and those discussed in the accompanying notes. The Unaudited Pro Forma Financial Data are provided for informational purposes only and do not purport to represent the results of operations or financial position of the Company had the transactions in fact occurred on such dates, nor do they purport to be indicative of the financial position or results of operations as of any future date or for any future period.

The Express Stop Acquisition, Stallings Acquisition, Quick Stop Acquisition, and Lil' Champ Acquisitions will be (or have been) accounted for using the purchase method of accounting. The total cost of the acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time the acquisitions were consummated. The excess of the purchase price over the historical basis of the net assets acquired has not been allocated in the accompanying Unaudited Pro Forma Financial Data. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The Unaudited Pro Forma Financial Data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this filing on Form 8-K.

                     UNAUDITED PRO FORMA BALANCE SHEET DATA
                                  June 25, 1998
                             (dollars in thousands)



                                                                     Historical
                                                       ------------------------------------
                                                       The Pantry    Quick Stop   Stallings   Acquisition/
                                                        June 25,      June 30,    June 30,     Financing
                                                          1998          1998        1998       Adjustments      Subtotal
                                                       ---------      --------     -------    ------------     ---------
ASSETS
Current assets:
    Cash and cash equivalents                           $ 21,450       $ 2,209       $ 586     $ (11,120) (a)   $ 13,125
    Receivables, net                                       7,738           965       2,751        (1,516) (e)      9,938
    Inventories                                           39,274         3,334       2,802         1,318  (e)     46,728
    Prepaid expenses                                       1,869           293       1,841        (1,841) (e)      2,162
    Property held for sale                                 4,265             -           -             -           4,265
    Deferred income taxes                                  1,142             -           -             -           1,142
                                                       ---------      --------     -------       -------       ---------
        Total current assets                              75,738         6,801       7,980       (13,159)         77,360
                                                       ---------      --------     -------       -------       ---------

Property and equipment, net                              248,658        20,583      26,618       (27,560) (e)    268,299

Other assets:
    Goodwill, net                                         73,529           138           -        54,635  (b)    128,302
    Deferred lease cost, net                                 280             -           -             -             280
    Deferred financing cost, net                          13,587             -           -             -          13,587
    Environmental receivables, net                         7,603             -         247          (247) (e)      7,603
    Cash surrender value of life insurance                     -         1,576          87        (1,663) (e)          -
    Other                                                  4,436         1,286         642        (1,928) (e)      4,436
                                                       ---------      --------     -------       -------       ---------
    Total other assets                                    99,435         3,000         976        50,797         154,208
                                                       ---------      --------     -------       -------       ---------

TOTAL ASSETS                                            $423,831       $30,384     $35,574       $10,078        $499,867
                                                       =========      ========     =======       =======       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long-term debt                    $ 56       $ 1,405     $ 2,020      ( 3,425 ) (e)       $ 56
    Current maturities of capital lease obligations        1,312             -          44         ( 44 ) (e)      1,312
    Line of credit                                             -         2,200                  ( 2,200 ) (e)          -
    Accounts payable                                      44,774         3,436       8,467     ( 11,903 ) (e)     44,774
    Accrued expenses                                      31,533         2,153       2,993      ( 4,150 ) (e)     32,529
                                                       ---------      --------     -------       -------       ---------
        Total current liabilities                         77,675         9,194      13,524     ( 21,722 )         78,671
                                                       ---------      --------     -------       -------       ---------

Senior notes payable, 12%, due November 15, 2000         277,272             -           -             -         277,272
Acquisition facility                                           -             -           -        50,000  (c)     50,000
Other long-term debt                                           -         5,863      13,008     ( 18,871 ) (e)          -
                                                       ---------      --------     -------       -------       ---------
    Total long-term debt                                 277,272         5,863      13,008        31,129         327,272
                                                       ---------      --------     -------       -------       ---------

Other non-current liabilities:
    Environmental reserve                                 11,048             -           -             -          11,048
    Capital lease obligations                             11,488             -           -             -          11,488
    Employment obligations                                 1,064             -           -             -           1,064
    Accrued dividends on preferred stock                   3,702             -           -             -           3,702
    Deferred income taxes                                  7,360             -           -             -           7,360
    Other                                                 21,863             -           -             -          21,863
                                                       ---------      --------     -------       -------       ---------
        Total other non-current liabilities               56,525             -           -             -          56,525
                                                       ---------      --------     -------       -------       ---------

Shareholders' equity:
    Preferred stock                                            -             -           -                             -
    Common stock                                               2             1          42           207  (d)        252
    Additional paid-in capital                            43,116           886       3,280        20,584  (d)     67,866
    Shareholder loan                                      ( 215 )            -           -             -          ( 215 )
    Retained earnings (deficit)                          (30,544)       14,440       5,720       (20,120) (d)    (30,504)
                                                       ---------      --------     -------       -------       ---------
        Total shareholders' equity                        12,359        15,327       9,042           671          37,399
                                                       ---------      --------     -------       -------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 423,831      $ 30,384     $35,574       $10,078       $ 499,867
                                                       =========      ========     =======       =======       =========



                                                               Historical
                                                        -----------------------
                                                        Express Stop  Affiliates Acquisition/
                                                            June 30,   June 30,   Financing                       Pro Forma
                                                              1998      1998     Adjustments          Subtotal     Combined
                                                            -------   -------    -----------          -------       --------
ASSETS
Current assets:
    Cash and cash equivalents                               $ 1,810     $ 668     $ (8,091) (a)       (5,613)       $ 7,512
    Receivables, net                                            580        10         (590) (e)            -          9,938
    Inventories                                               1,260       143            -             1,403         48,131
    Prepaid expenses                                            113        63          (50) (e)          126          2,288
    Property held for sale                                        -         -            -                 -          4,265
    Deferred income taxes                                         -         -            -                 -          1,142
                                                            -------   -------    -------------       -------       --------
        Total current assets                                  3,763       884       (8,731)           (4,084)        73,276
                                                            -------   -------    -------------       -------       --------
                                                                                                           -
Property and equipment, net                                   2,264       331       (9,340) (e)(f)    (6,745)       261,554
                                                                                                           -
Other assets:                                                                                              -
    Goodwill, net                                                 -         -       17,689  (b)       17,689        145,991
    Deferred lease cost, net                                      -         -            -                 -            280
    Deferred financing cost, net                                  -         -            -                 -         13,587
    Environmental receivables, net                            1,100         -       (1,100) (e)            -          7,603
    Cash surrender value of life insurance                        -         -            -                 -              -
    Other                                                       655       536       (1,051) (e)          140          4,576
                                                            -------   -------    --------------      -------       --------
    Total other assets                                        1,755       536       15,538            17,829        172,037
                                                            -------   -------    --------------      -------       --------
                                                                                                           -
TOTAL ASSETS                                                 $7,782    $1,751      $(2,533)           $7,000       $506,867
                                                            =======   =======    ==============      =======       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long-term debt                      $ 189      $ 71     $ ( 260 ) (e)            -           $ 56
    Current maturities of capital lease obligations               -         -            -                 -          1,312
    Line of credit                                                -         -            -                 -              -
    Accounts payable                                          2,335       307     ( 2,642 ) (e)            -         44,774
    Accrued expenses                                            165         7       ( 172 ) (e)            -         32,529
                                                            -------   -------    --------------      -------       --------
        Total current liabilities                             2,689       385     ( 3,074 )                -         78,671
                                                            -------   -------    --------------      -------       --------
                                                                                                           -
Senior notes payable, 12%, due November 15, 2000                  -         -            -                 -        277,272
Acquisition facility                                              -         -        7,000  (c)        7,000         57,000
Other long-term debt                                          1,159        16     ( 1,175 ) (e)            -              -
                                                            -------   -------    --------------      -------       --------
    Total long-term debt                                      1,159        16        5,825             7,000        334,272
                                                            -------   -------    --------------      -------       --------
                                                                                                           -
Other non-current liabilities:                                                                             -
    Environmental reserve                                     1,100         -     ( 1,100 ) (e)            -         11,048
    Capital lease obligations                                     -         -            -                 -         11,488
    Employment obligations                                        -         -            -                 -          1,064
    Accrued dividends on preferred stock                          -         -            -                 -          3,702
    Deferred income taxes                                         -         -            -                 -          7,360
    Other                                                       135         -       ( 135 ) (e)            -         21,863
                                                            -------   -------    ---------------     -------       --------
        Total other non-current liabilities                   1,235         -     ( 1,235 )                -         56,525
                                                            -------   -------    ---------------     -------       --------
                                                                                                           -
Shareholders' equity:                                                                                      -
    Preferred stock                                               -         -            -                 -              -
    Common stock                                                 30       115       ( 145 ) (d)            -            252
    Additional paid-in capital                                    -       379       ( 379 ) (d)            -         67,866
    Shareholder loan                                              -         -            -                 -         ( 215 )
    Retained earnings (deficit)                               2,669       856       (3,525) (d)            -        (30,504)
                                                            -------   -------    --------------      -------       --------
        Total shareholders' equity                            2,699     1,350     ( 4,049 )                -         37,399
                                                            -------   -------    --------------      -------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 7,782   $ 1,751    $ (2,533 )          $ 7,000       $506,867
                                                            =======   =======    ==============      =======       ========


See Notes to Unaudited Pro Forma Balance Sheet Data

                 NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA

(a)      Reflects the following:

                                                 Stallings
                                                 and Quick    Express
                                                   Stop       Stop
                                                Acquisitions  Acquisition
         Cash Inflows:
         Proceeds from issuance of Credit
           Facility                                 $50,000       $7,000
         Proceeds from Equity Investment             25,000            -
         Proceeds from the sale-leaseback
           transactions                                   -        9,000
                                                ------------  -----------
                 Total cash inflows                  75,000       16,000
                                                ------------  -----------

         Cash Outflows:
         Purchase price of Stallings and Quick
           Stop                                      83,384            -
         Purchase price of Express Stop                   -       21,683
         To eliminate cash not acquired by
           The Pantry                                 2,736        2,408
                                                ------------  -----------
                 Total cash outflows                 86,120       24,091
                                                ============  ===========
                 Net cash outflows                 $ 11,120      $ 8,091
                                                ============  ===========

(b) For purposes of the pro forma information, the excess of the purchase price over the historical net assets of Express Stop, Stallings and Quick Stop has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. Goodwill has been determined as follows:

                                                 Stallings
                                                 and Quick    Express
                                                   Stop       Stop
                                                Acquisitions  Acquisition
         Purchase price                             $83,384      $21,683
         Elimination of historical
           stockholders' equity                    (21,160)      (3,525)
         Elimination of certain net assets not
           acquired by The Pantry                   (7,589)        (469)
                                                ------------  -----------
                                                   $54,635       $17,689
                                                ============  ===========

(c) Reflects the proceeds from the Credit Facility to partially fund the acquisitions of Quick Stop and Stallings ($50.0 million) and Express Stop ($7.0 million).

(d) Reflects the proceeds from the additional equity investment ($25.0 million) to partially fund the acquisitions of Quick Stop and Stallings and the elimination of the net assets of the acquired companies as follows:

                                                 Stallings
                                                 and Quick    Express
                                                   Stop       Stop
                                                Acquisitions  Acquisition
         Proceeds from the Equity Investment       $ 25,000       $    -
         Elimination of historical
               stockholders' equity                 (24,329)      (4,049)
                                                ------------  -----------
                                                   $    671      $(4,049)
                                                ============  ===========

(e) Reflects the elimination of certain assets and liabilities of Express Stop and affiliates, Quick Stop, and Stallings not acquired by The Pantry.

(f) Includes the disposal of approximately $9.0 million of property and equipment in sale-leaseback transactions to provide proceeds for partial funding of the Express Stop Acquisition.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                         Nine Months Ended June 25, 1998
                             (dollars in thousands)



                                                      Historical
                                       -------------------------------------------
                                         Nine-Month    One-Month      Nine-Month
                                        Period Ended  Period Ended   Period Ended
                                         June 25,      October 23,   June 30, 1998   Acquisition/   Other
                                           1998           1997      Quick Stop and    Financing    Acquisition
                                        The Pantry     Lil' Champ      Stallings     Adjustments  Adjustments(g) Subtotal
                                         ---------      --------    --------------   -----------  ------------- ---------
Revenues:
    Merchandise sales                    $ 316,873      $ 17,752        $ 65,478          $ -       $ (402 )    $399,701
    Gasoline sales                         343,498        21,397         157,729            -      (15,823 )     506,801
    Commissions, video, and other           10,047           570           4,402            -         (467 )      14,552
                                         ---------      --------        --------     -----------    ------      --------
        Total revenues                     670,418        39,719         227,609            -      (16,692 )     921,054
                                         ---------      --------        --------     -----------    ------      --------

Cost of Sales:
    Merchandise                            207,265        11,421          48,465            -          (207)     266,944
    Gasoline                               304,136        18,682         140,980            -       (13,004)     450,794
                                         ---------      --------        --------     -----------    ------      --------
        Total cost of sales                511,401        30,103         189,445            -       (13,211)     717,738
                                         ---------      --------        --------     -----------    ------      --------

Gross profit                               159,017         9,616          38,164            -       (3,481 )     203,316
                                         ---------      --------        --------     -----------    ------      --------

Store operating expenses                    97,435         5,957          24,813          288  (a)   (3,015)     125,478
General and administrative expenses         23,406         1,698           4,106          (42) (b)     (356)      28,812
Depreciation and amortization               18,525           952           4,262        1,639  (c)     (169)      25,209
                                         ---------      --------        --------     -----------    ------      --------
      Total operating expenses             139,366         8,607          33,181        1,885        (3,540)     179,499
                                         ---------      --------        --------     -----------    ------      --------

Income from operations                      19,651         1,009           4,983      (1,885 )           59       23,817
                                         ---------      --------        --------     -----------    ------      --------

Other income (expense):
    Interest expense                      (20,353 )        (121 )        (1,551 )     (2,569 ) (d)        -     (24,594 )
    Miscellaneous                            1,253             -               -            -             -        1,253
                                         ---------      --------        --------     -----------    ------      --------
        Total other expenses              (19,100 )        (121 )        (1,551 )     (2,569 )            -     (23,341 )
                                         ---------      --------        --------     -----------    ------      --------

Income (loss) before income taxes              551           888           3,432      (4,454 )           59          476
Income tax benefit (expense)                     -         (364 )              -          364  (e)        -            -
                                         ---------      --------        --------     -----------    ------      --------
Net income (loss) before
     extraordinary items                     $ 551         $ 524         $ 3,432    $ (4,090 ) (f)     $ 59        $ 476
                                         =========      ========        ========     ===========    ======      ========

                                                Historical
                                          -------------------------
                                           Nine-Month    Nine-Month
                                          Period Ended  Period Ended
                                           June 30,      June 30,    Acquisition/    Other
                                              1998         1998       Financing     Acquisition            Pro Forma
                                          Express Stop   Affiliates   Adjustments Adjustments(g) Subtotal  Combined
                                          -----------   ----------   ------------ -------------  -------  ---------
Revenues:
    Merchandise sales                        $ 15,265      $ 1,543        $ -           $ -       $16,808  $ 416,509
    Gasoline sales                             21,022        2,067          -             -        23,089    529,890
    Commissions, video, and other               1,624          485          -          (84 )        2,025     16,577
                                             --------      -------    --------      --------      -------  ---------
        Total revenues                         37,911        4,095          -          (84 )       41,922    962,976
                                             --------      -------    --------      --------      -------  ---------

Cost of Sales:
    Merchandise                                11,690        1,156          -             -        12,846    279,790
    Gasoline                                   18,929        1,901          -             -        20,830    471,624
                                             --------      -------    --------      --------      -------  ---------
        Total cost of sales                    30,619        3,057          -             -        33,676    751,414
                                             --------      -------    --------      --------      -------  ---------

Gross profit                                    7,292        1,038          -          (84 )        8,246    211,562
                                             --------      -------    --------      --------      -------  ---------

Store operating expenses                        3,865          397          -             -         4,262    129,740
General and administrative expenses               677          189          -             -           866     29,678
Depreciation and amortization                     607           73        458  (c)        -         1,138     26,347
                                             --------      -------    --------      --------      -------  ---------
      Total operating expenses                  5,149          659        458             -         6,266    185,765
                                             --------      -------    --------      ---------     -------  ---------

Income from operations                          2,143          379      (458 )         (84 )        1,980     25,797
                                             --------      -------    --------      --------      -------  ---------

Other income (expense):
    Interest expense                             (76 )         (9 )     (344 ) (d)        -         (429 )  (25,023 )
    Miscellaneous                                  69          121          -         (190 )            -      1,253
                                             --------      -------    -------       --------      -------  ---------
        Total other expenses                      (7 )         112      (344 )        (190 )        (429 )  (23,770 )
                                             --------      -------    -------       --------      -------  ---------

Income (loss) before income taxes               2,136          491      (802 )        (274 )        1,551      2,027
Income tax benefit (expense)                        -            -          -  (e)        -             -          -
                                             --------      -------    --------      --------      -------  ---------
Net income (loss) before
     extraordinary items                      $ 2,136        $ 491    $ (802 )      $ (274 )      $ 1,551    $ 2,027
                                             ========      =======    ========      ========      =======  =========




See Notes to Unaudited Pro Forma Statement of Operations Data.

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                          Year Ended September 25, 1997
                             (dollars in thousands)



                                                              Historical
                                            -----------------------------------------------
                                                           Latest Twelve    Year Ended
                                              Year Ended    Months Ended   December 31,
                                             September 25,  September 27,      1997         Acquisition/     Other
                                                 1997          1997        Quick Stop and    Financing    Acquisition
                                              The Pantry    Lil' Champ       Stallings      Adjustments   Adjustments (g) Subtotal
                                              -----------   -----------   ---------------  ------------   --------------  --------
Revenues:
    Merchandise sales                           $ 202,440      $ 232,250       $ 85,572           $ -       $ (481 )      $ 519,781
    Gasoline sales                                220,166        286,373        215,655             -      (15,897 )        706,297
    Commissions, video, and other                   4,787          8,156         12,623             -       (5,048 )         20,518
                                                ---------      ---------       --------    -----------      ------        ---------
                  Total revenues                  427,393        526,779        313,850             -      (21,426 )      1,246,596
                                                ---------      ---------       --------    -----------      ------        ---------

Cost of Sales:
    Merchandise                                   132,846        152,847         63,523             -          (254)        348,962
    Gasoline                                      197,268        259,003        199,898             -       (16,415)        639,754
                                                ---------      ---------       --------    -----------      ------        ---------
               Total cost of sales                330,114        411,850        263,421             -       (16,669)        988,716
                                                ---------      ---------       --------    -----------      ------        ---------

Gross profit                                       97,279        114,929         50,429             -       (4,757 )        257,880
                                                ---------      ---------       --------    -----------      ------        ---------

Store operating expenses                           60,208         74,574         34,266           383  (a)   (3,980)        165,451
General and administrative expenses                16,796         15,375          5,623          (500) (b)     (482)         36,812
Environmental remediation charge                        -          3,381              -             -             -           3,381
Depreciation and amortization                       9,504         11,911          5,111         4,800  (c)     (229)         31,097
                                                ---------      ---------       --------    -----------      ------        ---------
             Total operating expenses              86,508        105,241         45,000         4,683        (4,691)        236,741
                                                ---------      ---------       --------    -----------      ------        ---------

Income from operations                             10,771          9,688          5,429       (4,683 )         (66 )         21,139

Other income (expense):
    Interest                                     (13,039 )       (2,388 )       (1,835 )     (15,292 ) (d)        -        (32,554 )
    Miscellaneous                                   1,293          1,370          (119 )            -             -           2,544
                                                ---------      ---------       --------    -----------      ------        ---------
               Total other expenses              (11,746 )       (1,018 )       (1,954 )     (15,292 )            -        (30,010 )
                                                ---------      ---------       --------    -----------      ------        ---------

Income (loss) before income taxes                   (975 )         8,670          3,475      (19,975 )         (66 )        (8,871 )
Income tax benefit (expense)                            -        (3,582 )             -         3,582  (e)        -               -
                                                ---------      ---------       --------    -----------      ------        ---------
Net income (loss) before extraordinary items      $ (975 )       $ 5,088        $ 3,475    $ (16,393 ) (f)   $ (66 )      $ (8,871 )
                                                =========      =========       ========    ===========      ======        =========


                                                                    Historical
                                                            ---------------------------
                                                            Year Ended      Year Ended
                                              December 31,  December 31,   Acquisition/       Other
                                                 1997         1997         Financing      Acquisition                   Pro Forma
                                              Express Stop  Affiliates     Adjustments     Adjustments (g)  Subtotal     Combined
                                              ------------  ----------    ------------    --------------    --------     ---------
Revenues:
    Merchandise sales                           $ 18,439      $ 1,968            $ -            $ -          $ 20,407     $ 540,188
    Gasoline sales                                29,984        2,989              -              -            32,973       739,270
    Commissions, video, and other                  1,779          602              -           (97 )            2,284        22,802
                                                --------      -------      ---------        -------          --------     ---------
                  Total revenues                  50,202        5,559              -           (97 )           55,664     1,302,260
                                                --------      -------      ---------        -------          --------     ---------

Cost of Sales:
    Merchandise                                   13,960        1,471              -              -            15,431       364,393
    Gasoline                                      27,222        2,747              -              -            29,969       669,723
                                                --------      -------      ---------        -------          --------     ---------
               Total cost of sales                41,182        4,218              -              -            45,400     1,034,116
                                                --------      -------      ---------        -------          --------     ---------

Gross profit                                       9,020        1,341              -           (97 )           10,264       268,144
                                                --------      -------      ---------        -------          --------     ---------

Store operating expenses                           5,291          538              -              -             5,829       171,280
General and administrative expenses                  851          212              -              -             1,063        37,875
Environmental remediation charge                       -            -              -              -                 -         3,381
Depreciation and amortization                        753          111            611  (c)         -             1,475        32,572
                                                --------      -------      ---------        -------          --------     ---------
             Total operating expenses              6,895          861            611              -             8,367       245,108
                                                --------      -------      ---------        -------          --------     ---------

Income from operations                             2,125          480          (611 )          (97 )            1,897        23,036

Other income (expense):
    Interest                                        (74 )        (21 )         (429 ) (d)         -             (524 )     (33,078 )
    Miscellaneous                                     48          145              -          (193 )                -         2,544
                                                --------      -------      ---------        -------          --------     ---------
               Total other expenses                 (26 )         124          (429 )         (193 )            (524 )     (30,534 )
                                                --------      -------      ---------        -------          --------     ---------

Income (loss) before income taxes                  2,099          604        (1,040 )         (290 )            1,373       (7,498 )
Income tax benefit (expense)                           -            -              -  (e)         -                 -             -
                                                --------      -------      ---------        -------          --------     ---------
Net income (loss) before extraordinary items     $ 2,099        $ 604      $ (1,040 )       $ (290 )          $ 1,373     $ (7,498 )
                                                ========      =======      =========        =======          ========     =========



    See Notes to Unaudited Pro Forma Statement of Operations Data.

            NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

   (a) Reflects increase in store rental expense related to stores to be leased from Quick Stop. The rental increase was effective concurrent with the Quick Stop Acquisition.

   (b) Historically, Lil' Champ paid Docks U.S.A., Inc., Lil' Champ's parent company, service agreement fees. The service agreement was terminated concurrently with the Lil' Champ Acquisition and not replaced by a similar arrangement.

   (c) The Express Stop, Quick Stop, Stallings and Lil' Champ Acquisitions will be (or have been) accounted for under the purchase method accounting. Under the purchase method of accounting, the total purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed by The Pantry based on their respective fair values as of the acquisition date based upon valuations and other studies not yet available. For purposes of the pro forma information, the excess of the purchase price over the historical net assets acquired has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. Assuming the pro forma remaining excess purchase costs to be allocated will be amortized over a weighted-average period of approximately 30 years, the resulting amortization attributable to the Lil' Champ, Quick Stop, and Stallings Acquisitions is approximately $1.5 million for the nine months ended June 25, 1998 and $3.2 million for the year ended September 25, 1997. The resulting amortization attributable to the Express Stop Acquisition is approximately $.5 million for the nine months ended June 25, 1998 and $.6 million for the year ended September 25, 1997. Additionally, deferred financing costs incurred in connection with the Offering will be amortized over a weighted-average period of 6.5 years. The resulting amortization is approximately $0.1 million for the nine months ended June 25, 1998 and $1.6 million for the year ended September 25, 1997.

   (d) Reflects additional interest expense to be incurred by the Company in connection with the Offering, and reductions in interest expense for the repayment of existing Lil' Champ debt and the repurchase of Senior Notes as follows:

                                  Nine Months Ended       Year Ended
                                    June 25, 1998     September 25, 1997

                                  Principal  Interest Principal Interest
                                   ---------   ------ ---------  --------
                                          (dollars in thousands)
      Offering                     $ 200,000   $1,708 $ 200,000  $ 20,500
      Repayment of existing Lil'

      Champ Debt                    (10,700)    (121)  (10,700)   (1,140)
      Repurchase of Senior
      Notes                         (51,000)    (531)  (51,000)   (6,318)
      Increase in Acquisition
      Facility for Quick Stop &
      Stallings Acquisition           50,000    3,064    50,000     4,085
      Increase in Acquisition
      Facility for Express Stop
      Acquisition                      7,000      429     7,000       572
      Elimination of Quick Stop
      interest expense                     -    (497)         -     (553)
      Elimination of Stallings
      interest expense                     -  (1,054)         -   (1,282)
      Elimination of Express
      Stop & Affiliates
      interest expense                     -     (85)         -     (143)
                                              -------            --------
                                               $2,913            $ 15,721
                                              =======            ========

  (e) Adjusts income tax benefit for assumed tax effect of pro forma adjustments using estimated tax rates (net of a valuation allowance). For the nine months ended June 25, 1998, there is no pro forma income tax expense due to the assumed utilization of federal and state loss carryforwards.

  (f) Net income (loss) before extraordinary items excludes the effect of charges, net of tax, related to the costs of the Tender Offer and write-off of deferred financing costs in connection with the repurchase of $51.0 of the Senior Notes ($4.9 million and $1.6 million, respectively).

  (g) Reflects the elimination of certain operations of Stallings and Express Stop and Affiliates that were not acquired in the respective Acquisitons.

  (h) Reflects the results of operations for Lil' Champ for the one-month period ended October 23, 1997. Results of operation for Lil' Champ subsequent to October 23, 1997 are included in The Pantry's results of operations for the nine months ended June 25, 1998.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date: November 6, 1998

                                THE PANTRY, INC.


                                By: /s/ William T. Flyg
                                    -------------------------------------------
                                    William T. Flyg
                                    Senior Vice President Finance and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description of Exhibit

   2.1 Asset Purchase Agreement dated September 28, 1998, as amended on November 5, 1998, by and among Express Stop, Bryan Oil, Market Express, Lennon Oil and the Company (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)

   2.2 List of Exhibits and Schedules omitted from the Asset Purchase Agreement referenced in Exhibit 2.1 hereof (asterisks located within the exhibit denote information which has been deleted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission)